Independent Auditors’ Report

The Board of Directors and Shareholders
Fresh Brands, Inc.:

On February 24, 2003 we reported on the consolidated balance sheets of Fresh Brands, Inc. (the “Company”) as of December 28, 2002 and December 29, 2001, and the related consolidated statements of earnings, stockholders’ investment, and cash flows for each of the years in the three-year period ended December 28, 2002, which report appears in the December 2002 annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in Item 16. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Our reports refer to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective December 30, 2001.

/s/ KPMG LLP

KPMG LLP

Milwaukee, Wisconsin
February 24, 2003

FRESH BRANDS, INC.

SCHEDULE VII - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

FOR THE FISCAL YEARS 2002, 2001 AND 2000

Allowance for Doubtful Accounts—

        Changes in the allowance for doubtful accounts are summarized as follows:

	2002	2001	2000
Balance, beginning of year	$3,450,000	$3,850,000	$4,300,000
Provision charged to earnings	1,474,000	2,080,000	1,663,000
(Writeoffs), net	(419,000)	(2,480,000)	(2,113,000)

Balance, end of year	$4,505,000	$3,450,000	$3,850,000

See Accompanying Independent Auditors’ Report.